EXHIBIT 16.1

January 19, 2004

Chief Accountants Office
US Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4(a) of Form 8-K dated January 19, 2004 of Cactus New Media I, Inc., SEC File No. 000-30621, and are in agreement with the statements contained therein as they pertain to this firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,



/s/ Durland & Company, CPAs, P.A.